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Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
Dated February 5, 2007 to                                    File No. 333-126659
Prospectus Dated August 17, 2006


                              RIVIERA TOOL COMPANY

                        3,639,674 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)

         On February 1, 2007, Riviera Tool Company entered into an Omnibus Amendment with Laurus Master Fund, Ltd. ("Laurus"), amending the term "Fixed Conversion Price" with respect to the Convertible Term Note (the "Term Note"), dated as of May 17, 2005, by Riviera Tool in favor of Laurus in the aggregate principal amount of $3,200,000 issued pursuant to the terms of the Securities Purchase Agreement, dated as of May 17, 2005, between Riviera Tool and Laurus. The term "Fixed Conversion Price," with respect solely to the Term Note, was amended as follows:

         "For purposes hereof, subject to Section 3.6 hereof, the initial "Fixed Conversion Price" means $1.66; provided, however, that in respect of the first One Million Dollars ($1,000,000) of aggregate principal amount (the "Converted Amount") of the Note converted into shares of Common Stock, the Fixed Conversion Price in respect of such Initial Converted Amount (and the interest and fees associated therewith to the extent converted) shall be equal to $0.32.

         For purposes of this prospectus supplement and the related prospectus, any references to "Fixed Conversion Price" shall be amended as described above.